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                                                                    EXHIBIT 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIALS HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                  AMENDED AND RESTATED COLLABORATION AGREEMENT

      This AMENDED AND RESTATED COLLABORATION AGREEMENT (the "Agreement") dated as of October 15, 2004 (the "Effective Date"), is entered into between CancerVax Corporation's wholly owned subsidiary, Cell-Matrix, Inc., a Nevada corporation, along with its Affiliates, successors and assigns (collectively herein "Cell-Matrix"), having a place of business at 2110 Rutherford Road, Carlsbad, CA 92008, and Applied Molecular Evolution having its principal offices at 3520 Dunhill Street, San Diego, CA 92121, along with its Affiliates, successors and assigns, including but not limited to Eli Lilly and Company (collectively herein "AME"). This Agreement supersedes and replaces that certain collaboration Agreement, dated as of November 29, 1999 ("Effective Date of Prior Agreement"), by and between Cell-Matrix (f/k/a Bio-Management) and Applied Molecular Evolution (f/k/a Ixsys) together with the Amendments dated June 5, 2000 and July 3, 2000 (the "Prior Agreement").

      NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      For purposes of this Agreement, the terms defined in the Article 1 shall have the respective meanings set forth below:

      1.1. "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

      1.2. "BLA" shall mean a Biologics License Application, Product License Application, New Drug Application, or other application for marketing approval of a product for use in any human or veterinary therapeutic application submitted to the applicable governing health authority of any country.

      1.3. "Candidate Molecules" shall mean, collectively, monoclonal antibody ("mAb") HUIV26 and mAb HUI77 as provided by Cell-Matrix to AME hereunder.

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      1.4.  "Confidential Information" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records, reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

      1.5. "Derived" or "derived" shall mean obtained, developed, created, synthesized, designed, derived or resulting from, based upon or otherwise generated (whether directly or indirectly, or in whole or in part).

      1.6. "Field" shall mean human and veterinary therapeutic and diagnostic applications.

      1.7. "First Commercial Sale" shall mean, with respect to any Product, the first sale of such Product by a party, its Affiliates or sublicensees to customers who are not Affiliates in any country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

      1.8. "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

      1.9. "IND" shall mean an Investigational New Drug application, or any other filing with the governing regulatory of any country to commence clinical testing of a product for use in any human or veterinary therapeutic application submitted to the applicable governing health authority of any country.

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      1.10. "Intellectual Property" shall mean trade secrets, Patents, trademarks, trade names, copyrights, know-how and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications and registrations relating to any of the foregoing.

      1.11. "Materials" shall mean the Candidate Molecules, DNA sequence information and the cDNA to encode Candidate Molecules and the hybridoma cell lines expressing the Candidate Molecules.

      1.12. "Net Sales" shall mean, with respect to a Product, the gross amount invoiced by Cell-Matrix, its Affiliates and sublicensees thereof or AME, its Affiliates and sublicensees for sales of such Product to unrelated Third Parties, excluding any sublicensee, for the Product in the Territory, less:

            (a) Trade, quantity and cash discounts allowed;

            (b) Commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

            (c) Actual Product returns and allowances;

            (d) Sales taxes, duties and other governmental charges (including value added tax), but excluding what is commonly known as income taxes.

            Such amounts shall be determined from the books and records of Cell-Matrix or sublicensee or AME, its Affiliates and sublicensees, maintained in accordance with U. S. Generally Accepted Accounting Principles or, in the case of sublicensees, such similar accounting principles, consistently applied. Cell-Matrix and AME further agree in determining such amounts, they will use their then current standard procedures and methodology, including their then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of sublicensees, such similar methodology, consistently applied.

      1.13. "Patents" shall mean (i) all patents worldwide including without limitation, all substitutions, reissues, renewals, reexaminations, patents of addition, and inventor's certificates thereof; (ii) all term extensions or other government action which provides exclusive rights to an invention beyond the original patent expiration date; and (iii) all pending patent applications (including provisional applications, divisions, continuations, continued prosecutions and continuations-in-part).

      1.14. "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

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      1.15. "Phase II Clinical Trial" shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study, or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

      1.16. "Phase III Study Initiation" means a pivotal human clinical trial conducted in patients and designed to establish Product safety and efficacy and required to obtain clinical registration of a product with health regulatory authorities such as the FDA.

      1.17. "PMA" shall mean a Product Marketing Application, 510(k) application or other application for marketing approval of a product for use in any human or veterinary diagnostic application submitted to the applicable governing health authority of any country.

      1.18. "Product" shall mean any product for use in the Field, which is a composition that incorporates one or more Program Antibodies or is derived from one or more Program Antibodies.

      1.19. "Program" shall mean the collaborative research program described in
            Section 3.1 below to optimize and humanize the Candidate Molecules, and to use the Program Antibodies (as defined below) to evaluate their diagnostic and therapeutic potential.

      1.20. "Program Antibody" shall mean the optimized and humanized compositions of matter developed under the Program, and the cDNA encoding such compositions of matter, delivered to Cell-Matrix hereunder.

      1.21. "Program Invention" shall mean any invention, discovery, composition, technology, data or information (whether or not patentable), made or conceived by employees or others on behalf of AME, Cell-Matrix or both in the performance of the Program during the term of the Program, excluding Program Antibodies.

      1.22. "Research Plan" shall mean the written research work plan established by the parties pursuant to Section 3.2 below, as modified from time to time pursuant to Section 3.2.

      1.23. "Third Party" shall mean any Person other than AME, Cell-Matrix and their respective Affiliates.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2. Each party hereby represents and warrants to the other party as follows:

                                       4
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      2.1.  Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

      2.2. Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

      2.3. Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

      2.4. No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

      2.5. DISCLAIMER OF WARRANTIES. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS (INCLUDING BUT NOT LIMITED TO THE CANDIDATE MOLECULES), INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON.

                                    ARTICLE 3
                                   THE PROGRAM

      3.1 Collaborative Research. The goal of the Program is to humanize and optimize Candidate Molecules as detailed in Schedule A attached hereto.

      3.2   Conduct of Program. An initial Research Plan is attached as Schedule
            A. Either party may recommend changes to the Research Plan at any time during the Program Term. Such change shall only be effective if in a written amendment duly executed by the parties.

      3.3 Specific Obligations of Cell-Matrix. Cell-Matrix shall provide AME with sufficient quantities of the Materials, sufficient quantities of a single soluble antigen per Candidate Molecule for purposes of screening and affinity determination (such single soluble antigen per Candidate molecule shall be

                                       5
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            specified in writing prior to the transfer of the Materials to AME), antigens to which the Materials are directed, and any Cell-Matrix technology necessary or useful for the humanization and optimization in accordance with the Program, and any information known and available to Cell-Matrix concerning the storage of the Materials that may be unique or peculiar to the Materials. Cell-Matrix shall use its commercially reasonable efforts to perform its obligations under the Program in accordance with the Research Plan. Cell-Matrix shall perform its obligations under the Program in accordance with high scientific and professional standards, and in compliance with all material respects within the requirements of applicable laws and regulations and shall provide all reasonable assistance to AME in connection with AME's performance of the Program.

      3.4 Specific Obligations of AME. AME shall optimize and humanize the Candidate Molecules as set forth in the Research Plan. AME shall use its commercially reasonable efforts to perform its obligations under the Program in accordance with the Research Plan. AME shall provide the personnel, materials, equipment and other resources required to conduct its obligations under the Program. AME shall perform its obligations under the Program in accordance with high scientific and professional standards, and in compliance in all material respects with the requirements of applicable laws and regulations.

      3.5 Materials. AME shall use the Materials solely for purposes of conducting the Program, at its address listed above, under commercially and scientifically reasonable containment conditions, and not for any commercial, business or other use or purpose, without the prior express written consent of Cell-Matrix. Notwithstanding anything to the contrary in this Agreement, AME shall not transfer or provide access to the Materials to any Third Party, without the prior express written consent of Cell-Matrix. AME shall not transfer or transport the Materials from its address identified above to any other location. AME shall limit access to the Materials to those of its employees working on its premises, to the extent such access is reasonably necessary in connection with its activities as expressly authorized by this Agreement; provided, however that each such employee shall be bound by confidentiality obligations at least as stringent as those in Section 5.1.

      3.6 Funding of the Program. In consideration of AME's performance of its obligations under the Research Plan or the identification of a Program Antibody demonstrating an affinity equal to or greater than [***] times the initial affinity of the Candidate Molecule from which that Program Antibody was derived as determined by an in vitro assay to be agreed upon by the parties, Cell-Matrix shall pay to AME the amounts set forth in Schedule B.

      3.7 Term of the Program. Unless earlier terminated as provided herein, the term of the Program shall begin on November 29, 1999, and continue for the subsequent nineteen (19) months (the "Program Term"). Cell-Matrix shall have the right (in its sole discretion), exercisable by giving AME express written notice of

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omitted portions.

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            such exercise not less than thirty (30) days prior to the expiration of the Program Term, to extend the Program Term with respect to the following Candidate Molecules: mAb XL313 and mAb FM155, for the period commencing on the date ninety (90) days following the date
            AME timely receives such notice of exercise from Cell-Matrix and continuing for the subsequent seven (7) months.

      3.8   Results.

            3.8.1 Reports. Within thirty (30) days following the end of the initial seven (7) month period of the Program, within thirty
                   (30) days following the expiration or termination of the Program (if extended), and within thirty (30) days after the end of each twelve (12) month period thereafter for the following ten (10) years, each Party shall prepare, and provide to the other party, a reasonably detailed written report which shall describe the work performed by such party during that period, and the results achieved, to date under this Agreement, together with copies of all data resulting from the tests and evaluation performed by such party to date under the Agreement. Such reports shall include, without limitation, summaries of pre-clinical animal studies of efficacy, toxicity and immunogenicity, and regulatory filings such as Investigational New Drug ("IND") applications, and Phase I, Phase II and Phase III FDA reports.

            3.8.2 Records. Each party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Program.

            3.8.3 Inspection of Records. Each party shall have the right, during normal business hours and on reasonable written notice, to inspect and copy such records of the other party regarding the work done and results achieved in the performance of the Program, to the extent reasonably necessary to enable such party to conduct its obligations under the Program or to exercise its rights hereunder. Each party shall maintain such records of the other party (together with the information contained therein) in confidence in accordance with Article 5 below and shall not use such records (or information) except to the extent otherwise permitted by this Agreement.

      3.9 Program Leaders. Each party shall appoint a person (a "Program Leader") to coordinate its part of the Program. The Program Leaders shall be the primary contacts between the parties with respect to the Program. Each party shall notify the other within thirty (30) days after the date of this Agreement of the appointment of its Program Leader and shall notify the other party as soon as practicable upon changing this appointment.

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      3.10  Subcontracts. AME may not subcontract portions of the Program to be performed by it in the normal course of its business without the prior written consent of Cell-Matrix.

      3.11 Sale of Program Antibodies. Subject to the terms and conditions herein, AME herby sells, assigns, transfers and conveys to Cell-Matrix all right title and interest in and to the Program Antibodies and all Patent rights and other Intellectual Property rights therein. AME shall not use the Program Antibodies, or the suboptimized and humanized compositions of matter derived by AME from the Candidate Molecules under the Program (or the cDNA encoding such compositions of matter), for any purpose other than the performance of its obligations under this Agreement.

      3.12 Materials and Program Antibodies. The parties hereby acknowledge that the Materials and the Program Antibodies are experimental in nature and that they are provided "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS OR THE PROGRAM ANTIBODIES WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

      3.13 Each party hereby represents that all employees and other persons acting on its behalf in performing its obligations under the program shall be obligated under a binding written agreement to assign to it, or as it shall direct, all inventions made or conceived by such employees or other persons.

      3.14  Prosecution, Maintenance and Enforcement.

            3.14.1 Cell-Matrix shall have the right, at its sole discretion, to control the preparation, filing, prosecution, maintenance and enforcement of all Patents which claim Program Antibodies, with the exception that Wilson Sonsini Goodrich & Rosati, or another intellectual property counsel with biotechnology expertise specifically in the field of human antibodies, shall be appointed by mutual agreement between the parties and retained as the intellectual property counsel for the prosecution and maintenance of all Patents which claim Program Antibodies.

            3.14.2 The Parties hereby acknowledge that, as of the Effective Date, all claims of the Patents are directed solely to Program Antibodies ("Pending Applications"). As such, Cell-Matrix will, at its sole discretion, control and pay for the preparation, filing, prosecution,

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                    maintenance and enforcement of all Pending Applications. If at some time in the future, AME requests Cell-Matrix to file Program Invention claims, prosecution and assignment obligations will be in accordance with Paragraph 3.14.3 and
                    3.14.4 herein or as otherwise agreed to by the parties.

            3.14.3 In the event that Cell-Matrix desires to file a patent application after the Effective Date which claims Program Antibodies or Products or Program Inventions, Cell-Matrix shall provide AME with a copy of any such patent application prior to filing the first of such applications in any jurisdiction, for review and comment by AME. Cell-Matrix shall keep AME informed as to the status of patent matters described in this Article 3 by providing AME copies of any substantive documents that Cell-Matrix receives from any patent office after receipt, and by providing the opportunity, as far in advance of filing dates as reasonably possible, to review and comment on any documents which will be filed in any patent office. The Parties agree to cooperate with and assist the other Party in connection with such activities.

            3.14.4 Cessation of Prosecution or Maintenance. Cell-Matrix shall give notice to AME of any decision by Cell-Matrix to cease the prosecution and maintenance of Pending Applications and Patents which claim Program Antibodies, and, in such case, AME shall have the right at its sole discretion and expense to continue such prosecution or maintenance. If AME continues prosecution or maintenance, Cell-Matrix shall execute such documents and perform such acts as may be reasonably necessary for AME to continue such prosecution or maintenance. The prosecution by AME of any patent pursuant to this section 3.14.4 shall not create any ownership interest in such Patents or in such patentable subject matter by AME that AME would not otherwise have hereunder.

            3.14.5 Reports. Cell-Matrix shall provide AME with a written report within sixty (60) days after the end of each calendar year describing the status of Pending Applications and Patents which claim Program Antibodies or Products. Such report shall include at a minimum, the country names, patent numbers, application numbers, filing dates, issuance dates, expiration dates and any other relevant information.

            3.14.6 Third Party Infringement. Cell-Matrix and AME each agrees to take reasonable actions to protect Patents claiming Program Antibodies or Products from a claim of infringement. In the event that either party becomes aware that any such Patents are being or have been infringed by any third party or are subject to a declaratory action, such party shall promptly notify the other party hereto in writing. AME further

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                    agrees that it will not notify any such third party of a
                    potential infringement without first obtaining the consent of Cell-Matrix.

            3.14.7 Enforcement: Cell-Matrix shall have the right, but not the obligation, to bring suit in its own name to prosecute and defend any action or proceeding which it deems necessary to protect the Patents claiming Program Antibodies or Products, including but not limited to actions or proceedings involving infringement of such Patents. Cell-Matrix shall have the sole right to control the conduct and disposition of any such action or proceedings, and to retain any compensation derived therefrom, whether by settlement or otherwise. AME agrees to cooperate fully with Cell-Matrix in any such actions or proceedings, including producing documents, and making AME employees available for consultation and testimony. If Cell-Matrix has not instituted an action for infringement or has not commenced negotiations for discontinuance of said infringement within [***] after the notice provided for in 3.14.6 then AME shall have the right to pursue such action in its own name, or alternatively, the right to pursue such action in Cell-Matrix's name but only if it has received Cell-Matrix's consent to such action, such consent not to be unreasonably withheld. If Cell-Matrix has commenced negotiations for discontinuance of said infringement within such [***] period, then the time period before AME may bring its own suit or a suit in the name of Cell-Matrix shall be [***]. Any such actions initiated by AME shall be at AME's sole expense. In any action where Cell-Matrix is a party, Cell-Matrix shall have the right to control the conduct and disposition of any such action or proceedings. Notwithstanding the forgoing, in the event that the parties enter into a commercialization agreement pursuant to paragraph 7.5 of this Agreement, AME shall have the right to control the action initiated by AME. In no event shall AME enter into any settlement, consent judgment or other voluntary final disposition of such suit which would adversely affect validity and enforceability of the Patents claiming Program Antibodies or Products or Cell-Matrix's rights without first obtaining Cell-Matrix's written consent thereto. [***]

            3.14.8 Cell-Matrix hereby assigns to AME all right, title and interest in the Program Inventions and all patent rights and other Intellectual Property rights therein. AME shall have the right, at its sole discretion,

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                    to control and pay for the preparation, filing, prosecution, maintenance and enforcement of all Patent Applications and Patents which claim Program Inventions. Nothing in this
                    Section 3.14.4 shall relieve AME from its confidentiality obligations set forth in Article 5 below.

            3.14.9 With regard to any assignments of Intellectual Property, including all the rights in Intellectual Property thereof, made or to be made by each Party to the other Party pursuant to this Agreement, each Party agrees to take all acts deemed necessary or desirable to the other Party to permit and assist it, at the other Party's expense, in evidencing, obtaining, maintaining, defending and enforcing the assignment of all right, title, and interest to all such inventions, including all patent and patent applications and intellectual property thereof. Such acts may include, but are not limited to execution of documents, and assistance or cooperation in legal proceedings.

            3.14.10 Retained Rights; No Further Rights. No right or license of either Party is granted hereunder, other than the expressly granted herein. No other license or rights, including without limitation any license or rights in Materials, Candidate Molecules or Program Antibodies, shall be granted or created by implication, estoppel or otherwise.

            3.14.11 Patent Enforcement. Each Party retains the right to control, and, at its option and expense, to enforce and defend any Intellectual Property owned solely by it.

                                    ARTICLE 4
                                  CONSIDERATION

      4.1   Financial Terms.

            4.1.1 Notice of First Commercial Sale. Within thirty (30) days following the First Commercial Sale for each Product in each country, and within thirty (30) days after the occurrence of each of the milestone events described in Section 4.1.4 below, Cell-Matrix shall give written notice to AME thereof.

            4.1.2 Royalties. In consideration for the sale of Program Antibodies to Cell-Matrix, pursuant to Section 3.11 above, Cell-Matrix shall pay to AME royalty equal to [***] of Net Sales of Products sold by Cell-Matrix, its Affiliates and sublicensees; provided, however, in the event that a Program Antibody demonstrates an affinity equal to or greater than [***] times the initial affinity of the Candidate Molecule from which that Program Antibody was derived, Cell-Matrix shall pay to AME a royalty equal to [***] of Net Sales of Products sold by Cell-Matrix, its Affiliates and sublicensees.

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            4.1.3   [***]

            4.1.4 Length of Royalty Obligations. Cell-Matrix's obligation to pay royalties with respect to each Product in such country shall commence on the First Commercial Sale for such Product in such country, and shall continue for such Product in such country until the date ten (10) years from the First Commercial Sale.

            4.1.5   Milestone Payments.

                a.  Cell-Matrix shall pay to AME [***] by November 29, 2004;

                b. Within thirty (30) days after the first occurrence of each of the following milestone events with respect to each Product for use in any human or veterinary therapeutic application, Cell-Matrix shall pay to AME the applicable non-refundable, non-creditable milestone payment set forth below:

            [***]          [***]

            [***]          [***]

            [***]          [***]

                    If any milestone event listed in this Section 4.1.5(b) is achieved with respect to a Product for use in any human or veterinary therapeutic application, and at such time any one or more of the milestone events previously listed in this
                    Section 4.1.5(b) has not been achieved with respect to such Product, then at the time of the payment of the milestone payment for such achieved milestone event, Cell-Matrix shall pay to AME the previously listed and unpaid payments for such unmet milestone events. At the time of the First Commercial Sale of a Product for use in any human or veterinary therapeutic application, if any one or more of the milestone events listed in this Section 4.1.5(b) has not been achieved with respect to such Product, then within thirty (30) days after the First Commercial Sale of such Product, Cell-Matrix shall pay to AME all payments for such unmet milestone events for such Product.

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                c.  Within thirty (30) days after the first occurrence of each of the following milestone events with respect to each Product for use in any human or veterinary diagnostic application, Cell-Matrix shall pay to AME the applicable non-refundable, non-creditable milestone payment set forth below:

            [***]          [***]

            [***]          [***]

                    If any milestone event listed in this Section 4.1.5(c) is achieved with respect to a Product for use in any human or veterinary diagnostic application, and at such time any one or more of the milestone events previously listed in this
                    Section 4.1.5(c) has not been achieved with respect to such Product, then at the time of the payment of the milestone payment for such achieved milestone event, Cell-Matrix shall pay to AME the previously listed and unpaid payments for such unmet milestone events. At the time of the First Commercial Sale of a Product for use in any human or veterinary diagnostic application, if any one or more of the milestone events listed in this Section 4.1.5(c) has not been achieved with respect to such Product, then within thirty (30) days after the First Commercial Sale of such Product, Cell-Matrix shall pay to AME all payments for such unmet milestone events for such Product.

                d. Within thirty (30) days after Cell-Matrix first grants or transfers to, or authorizes, any other Person any license or other right to conduct research (other than basic research conducted at academic or non-profit institutions), develop or commercialize any Product, Cell-Matrix shall pay to AME [***] per Product.

                e. Notwithstanding anything to the contrary in this Agreement, Cell-Matrix shall not be obligated to pay each milestone payment set forth above more than once with respect to each milestone event described above, beyond one series of milestone payments as encompassed by the provisions of this
                    Section 4.1.5, for all such Products derived from the same Candidate Molecule.

      4.2   Royalty Reports and Payment Terms.

            4.2.1 Royalty Reports. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Product by Cell-Matrix, its Affiliate, licensees or sublicensee, Cell-Matrix shall furnish to AME a written report

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                    showing in reasonably specific detail, on a
                    Product-by-Product and country-by-country basis, (a) the gross sales of all Products sold by Cell-Matrix, its Affiliates, licensees, and sublicensees during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties, if any, which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars.

            4.2.2 With respect to sales of Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading," on each of the last business day of each month during the applicable calendar quarter.

            4.2.3 Cell-Matrix shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable to be determined.

      4.3   Audits.

            4.3.1 Upon the written request of AME and not more than once in each calendar year, Cell-Matrix shall permit an independent certified public accounting firm of nationally recognized standing, selected by AME and reasonably acceptable to Cell-Matrix, at AME's expense, to have access during normal business hours to such of the records of Cell-Matrix as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [***] prior to the date of such request. The accounting firm shall disclose to AME only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

            4.3.2 If such accounting firm concludes that additional royalties were owed during the audited period, Cell-Matrix shall pay the additional royalties within thirty (30) days of the date AME delivers to Cell-Matrix such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by AME; provided, however, if the audit discloses that the royalties payable by Cell-Matrix for such period are more than [***]

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                    of the royalties actually paid for such period, then
                    Cell-Matrix shall pay the reasonable fees and expenses charged by such accounting firm.

            4.3.3 AME shall treat all financial information subject to review under this Section 4.3 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

            4.3.4 Payment Terms. All royalties shown to have accrued by each royalty report provided for under Section 4.1 above shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

            4.3.5 Payment Method. All payments by Cell-Matrix to AME under this Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as AME shall designate before such payment is due.

            4.3.6 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, Cell-Matrix shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to AME's account in a bank or other depository in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

            4.3.7 Withholding Taxes. Cell-Matrix shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Cell-Matrix, or any taxes required to be withheld by Cell-Matrix, to the extent Cell-Matrix pays to the appropriate governmental authority on behalf of AME such taxes, levies or charges. Cell-Matrix shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of AME by Cell-Matrix. Cell-Matrix promptly shall deliver to AME proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

                                    ARTICLE 5
                                 CONFIDENTIALITY





                                       15
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      5.1   Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, clinical investigators, contractors, sublicensees, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

      5.2 Terms of this Agreement. Except as otherwise provided in Section 5.1 above, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

      5.3 Permitted Disclosures. The confidentiality obligations contained in this Article 5 shall not apply to the extent that the receiving party (the "Recipient") is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

      5.4 Notice of Publication. During the term of the Agreement, AME and Cell-Matrix each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party, which in the case of Cell-Matrix includes Program Inventions and in the case of AME includes Program Antibodies, (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication [***] prior to the presentation. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a reasonable

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            delay in publication in order to protect patentable information and
            (c) to edit the publication in a manner reasonably acceptable to the Publishing Party to protect its Confidential Information.

                                    ARTICLE 6
                                    DILIGENCE

            Cell-Matrix shall use its best efforts to actively research, develop and obtain regulatory approvals to market in major markets throughout the world at least one Product hereunder as expeditiously as possible, and following such approval to maximize sales of such Product. Without limiting the foregoing, Cell-Matrix shall meet the following diligence milestones by the dates set forth below:

      6.1 Filing of IND. Cell-Matrix, its licensees or sublicensees shall file an IND with the U.S. FDA for one or more Products under this Agreement no later than February 28, 2006. Cell-Matrix shall use its best efforts to obtain FDA approval of the IND within [***]. Within [***] after the non-conditional approval of the IND for a Product, Cell-Matrix, its licensees or sublicensees, shall be required to have an active IND and to be actively and diligently conducting clinical trials in pursuit of regulatory approval for such Product in the U. S. until such Product may be sold commercially in the U.S.

      6.2 Conduct of Clinical Trials. Cell-Matrix, its licensees or sublicensees shall use its best efforts to conduct, as soon as commercially practicable, such human clinical trials as are necessary or desirable to obtain all regulatory approvals to develop and commercialize in the U.S. each Product for which an IND has been filed.

      6.3 Obtain Regulatory Approvals. Cell-Matrix, its licensees or sublicensees shall use its best efforts to obtain, as soon as commercially practicable, regulatory approval to market in the U.S. at least one Product, and obtain regulatory approval to market in the United States at least one Product no later than [***].

                                    ARTICLE 7
                              TERM AND TERMINATION

      7.1 Expiration. Unless terminated earlier pursuant to Section 7.2 below, this Agreement shall expire on the expiration of Cell-Matrix's obligations to pay royalties under this Agreement.

      7.2 Termination for Cause. A party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party, if the breaching party has not cured such breach within [***] after notice

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                                       17
            thereof from the other party; provided, however, that if the breach is due to Cell-Matrix's failure to pay under Article 4 or Section 3.6, AME shall provide an additional notice of failure to pay and allow Cell-Matrix a second [***] period to cure such breach. If Cell-Matrix fails to cure such breach during the second [***] period, AME shall provide a third and final notice of failure to pay and allow Cell-Matrix a third and final [***] period to cure such breach prior to any termination hereunder.

      7.3 Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 2, 5, 8, and Sections 3.8.1, 3.12, 7.4 and 9.11 shall survive the expiration or termination of this Agreement.

      7.4 Effect of Certain Breaches. In addition to all other rights and remedies available by law or otherwise, in the event of a breach of the provisions of Section 3.6 or Article 4 or 6 above, AME shall have the right to terminate the Agreement pursuant to Section 7.2 thereof. In the event of such termination, Cell-Matrix shall grant an exclusive license to AME under all Cell-Matrix's patent rights relating to Program Antibodies, Products and the use thereof in the Field. In addition, Cell-Matrix shall deliver to AME copies of all data and information in Cell-Matrix's control resulting from research related to the Program Antibodies and Products, and shall assign and deliver to AME all copies of any and all regulatory filings related to Program Antibodies and Products. In consideration of the foregoing, AME shall pay to Cell-Matrix the following: (a) [***] of cash consideration received by AME or its Affiliates in consideration for licenses (including modified or renegotiated sublicenses) granted thereunder (excluding royalties on sales) and
            (b) with respect to sales, [***] received on Net Sales of Products covered by Cell-Matrix's patents on Program Antibodies or Products except for [***] of which shall be retained by AME; provided, however, that in the event that AME sells Products directly, AME shall only pay to Cell-Matrix a royalty equal to [***] of Net Sales on Products sold by AME. In the event that such termination occurs and an exclusive license to AME is granted pursuant to this Section
            7.4 and Cell-Matrix previously has granted license or sublicense rights to any third party, AME shall enter into a license or sublicense, as the case may be, on substantially the same terms provided that such third party agrees in writing to be bound by all of the terms and conditions therein.

      7.5 AME's Right of First Negotiation. Cell-Matrix hereby grants to AME a right of first negotiation (hereinafter "the AME Right of First Negotiation") to obtain from Cell-Matrix an exclusive, worldwide, license under the Cell-Matrix Intellectual Property Rights related to the making, using, and selling of Products should Cell-Matrix intend to negotiate with or seek a collaborator for the commercialization (other than the 3rd party manufacturing of a Product for sale exclusively by Cell-Matrix). The AME Right of First Negotiation shall be

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                                       18
            exercisable by AME in accordance with Section 7.5(g), below, and shall operate as follows:

                  a) Cell-Matrix shall promptly notify AME in writing (the "Cell-Matrix Notification") of its intention to negotiate with or seek a collaborator for commercialization (other than the 3rd party manufacturing of a Product for Sale exclusively by Cell-Matrix or any activity under the Development and Sublicensing Agreement between Eyetech Pharmaceuticals, Inc and Cell-Matrix dated March 5, 2001) of any Product. [***]

                  b) AME shall notify Cell-Matrix within [***] after receipt of the Cell-Matrix Notification (the "AME Response Period"), indicating its interest, if any, in initiating discussions regarding an agreement with Cell-Matrix with respect to the commercialization of such Cell-Matrix Product.

                  c) In the event that AME notifies Cell-Matrix prior to the termination of the AME Response Period that it has an interest in collaborating with Cell-Matrix in the commercialization of such Cell-Matrix Product (an "AME Expression of Interest"), then the Parties shall negotiate exclusively in good faith reasonable terms that are intended to form the basis of a final agreement for a period no longer than [***] from the Cell-Matrix Notification.

                  d) In the event that (i) AME fails to notify Cell-Matrix prior to the termination of the AME Response Period, or (ii) AME notifies Cell-Matrix prior to the termination of the AME Response Period that it has no interest in collaborating with Cell-Matrix in the commercialization of a Product, or (iii) the Parties fail to reach agreement on the terms that are intended to form the basis of a final agreement within [***] of the Cell-Matrix Notification, or (iv) the Parties fail to reach a final agreement within [***] following the date on which the Parties reach agreement on the terms that are intended to form the basis of a final agreement, then Cell-Matrix shall thereafter be free to develop such Product on its own or to initiate discussions with potential

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

                  alternative partners with respect to the commercialization of such Product; [***]

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                                       20
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                                    ARTICLE 8
                                    INDEMNITY

      8.1   Indemnity.

            8.1.1 By AME. AME shall indemnify and hold Cell-Matrix harmless, and hereby forever releases and discharges Cell-Matrix, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the breach of any representation, warranty or covenant of AME under this Agreement, (b) the use of the Materials by or, its Affiliates, or (c) the gross negligence or willful misconduct of AME, its Affiliates or licensees in the performance of its obligations, and its permitted activities, under this Agreement.

            8.1.2 By Cell-Matrix. Cell-Matrix shall indemnify and hold AME harmless, and hereby forever releases and discharges AME, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from
                    (a) the breach of any representation, warranty or covenant of Cell-Matrix under this Agreement, (b) the use of the Materials by Cell-Matrix, its Affiliates or licensees (other than AME), (c) the making, using or selling of Products (including claims, demands, actions or other proceedings based on strict liability), or (d) the gross negligence or willful misconduct of Cell-Matrix, its Affiliates or licensees (other than AME) in the performance of its obligations, and its permitted activities, under this Agreement.

      8.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 8 shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 8. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 8.

      8.3 Insurance. Each party shall maintain insurance with respect to the development, manufacture and sales of Products by such party, its Affiliates or sublicensees in such amounts as such party customarily maintains with respect to the development, manufacture and sales of its other products. Each party shall maintain such insurance for so long as it continues to develop, manufacture or sell Products, and thereafter for so long as it customarily maintains insurance for itself covering the development, manufacture and sales of its other products.

                                    ARTICLE 9
                                  MISCELLANEOUS

      9.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

            If to AME:     Eli Lilly & Company
                           Lilly Corporate Center
                           Indianapolis, Indiana 46285
                           Attn: General Patent Counsel

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

            If to Cell-Matrix:    Cell-Matrix Inc.
                                  2100 Rutherford Road
                                  Carlsbad, CA 92008
                                  Attn: General Counsel

      9.2 Assignment. Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business related to this Agreement or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 9.2 shall be void.

      9.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

      9.4 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

      9.5 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      9.6 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

      9.7 Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

      9.8 Force Majeure. A party shall neither be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any obligation under this Agreement

            (other than an obligation for the payment of money) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of such party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

      9.9 Other Activities. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall preclude either party from conducting other programs (either for its own benefit or with or for the benefit of any other Person) to conduct research, or to develop or commercialize products or services, for use in any field.

      9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.11 Arbitration. All controversies or claims under this Agreement, the enforcement or interpretation hereof, or because of an alleged breach, default or misrepresentation under the provisions hereof, shall be settled by final and binding arbitration in San Diego, California in accordance with the then-existing commercial arbitration rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrators be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of California, regardless of its or any other jurisdiction's choice of law principles. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by the majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and shall be appointed be mutual agreement of said two party-appointed arbitrators. In the event of a failure of said two arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceedings, such arbitrator shall be appointed by the AAA in accordance with the Rules. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for a temporary restraining order, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator. In no event shall the demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitation.

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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Cell-Matrix, Inc.                        AME

Signature: /s/ William R. La Rue         Signature: /s/ Thomas F. Bumol
           --------------------------               ----------------------------

Name:  William R. La Rue                           Name: Thomas F. Bumol
Title: President and Chief Financial Officer       Title: Chairman of the Board
       Cell-Matrix, Inc.                           Applied Molecular Evolution

                                   Schedule A

                                      [***]

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                                   SCHEDULE B

                                 PROJECT FUNDING

      1. Fixed Fee. Cell-Matrix shall pay to AME Five Hundred Thousand Dollar ($500,000) each for the humanization and optimization of each of the two (2) Candidate Molecules, to be paid in equal quarterly installments over the six (6) months starting from the Effective Date of the Prior Agreement. Payments shall be due within thirty (30) days.

      2. Milestone Payments. Cell-Matrix shall pay to AME milestone payments equal to [***] per Program Antibody demonstrating an affinity equal to or greater than [***] times the initial affinity of the Candidate Molecule from which that Program Antibody was derived as determined by an in vitro assay to be agreed upon by the parties. These milestone payments shall be paid within sixty
(60) days following the demonstration of the Program Antibody demonstrating an affinity equal to or greater than [***] times the initial affinity of the Candidate Molecule from which that Program Antibody was derived. In the event that a Program Antibody fails to demonstrate an affinity equal to or greater than [***] times the initial affinity of that Candidate Molecule from which that Program Antibody was derived, no milestone payment shall be payable for that Program Antibody.

***Certain information on this page has been omiitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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